Exhibit 2.4

AMENDMENT NO. 3

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into this 28th day of April, 2010 by and between Resaca Exploitation, Inc., a Texas corporation (“Parent”), Resaca Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Cano Petroleum, Inc., a Delaware corporation (“Target”).

W I T N E S S E T H :

WHEREAS, Parent, Merger Sub and Target are parties to that certain Agreement and Plan of Merger dated September 29, 2009, that certain Amendment No. 1 to Agreement and Plan of Merger dated February 24, 2010, and that certain Amendment No. 2 to Agreement and Plan of Merger dated April 1, 2010 (as amended, the “Merger Agreement”);

WHEREAS, Parent and Target desire to further amend the Merger Agreement to extend the Termination Date to June 30, 2010; and

WHEREAS, pursuant to Section 11.12 of the Merger Agreement, the Merger Agreement may be amended if made in writing by Parent and Target.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Certain Definitions.  Terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Merger Agreement.  All references to the “Agreement” in the Merger Agreement shall be deemed to refer to the Merger Agreement, as amended by this Amendment.

Section 2.               Amendment and Restatement of Section 10.1(b).  Section 10.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“              (b)           by either Parent or Target if the Effective Time has not occurred on or before June 30, 2010 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;”

Section 3.               Ratification of the Merger Agreement.  The Merger Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects and shall remain in full force and effect.

Section 4.               Counterparts.  This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute the same instrument.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

RESACA EXPLOITATION, INC.

By:	/s/ John Lendrum III
Name:	John J. Lendrum III
Title:	Chief Executive Officer

RESACA ACQUISITION SUB, INC.

By:	/s/ John Lendrum III
Name:	John J. Lendrum III
Title:	Chief Executive Officer

CANO PETROLEUM, INC.

By:	/s/ Phillip B. Ferner
Name:	Phillip B. Ferner
Title:	Vice President and General Counsel

Amendment No. 3 to Agreement and Plan of Merger

Signature Page